EXHIBIT (a)(2)
FOR IMMEDIATE RELEASE

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Joele Frank or Andy Brimmer
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

McAfee.com’s Special Committee Determines that Network Associates’ Exchange Offer is Inadequate and Recommends that Stockholders Reject Offer

SUNNYVALE, California, July 16, 2002—McAfee.com Corporation (Nasdaq: MCAF) today announced that, after careful consideration, including a thorough review with independent financial and legal advisors, its special committee and, upon the recommendation of the special committee, its board of directors have determined that Network Associates, Inc.’s (NYSE: NET) exchange offer to acquire each outstanding share of McAfee.com Class A common stock in exchange for 0.90 of a share of Network Associates common stock is inadequate and not in the best interests of McAfee.com’s stockholders, other than Network Associates and its affiliates. Accordingly, the special committee and the board of directors of McAfee.com recommend that McAfee.com stockholders reject Network Associates’ offer and not exchange their shares in the offer.

In making its determination, the special committee carefully considered a number of factors, including:

1.
The special committee’s belief, after taking into account the current and historical financial condition, results of operations, competitive position, business prospects and strategic objectives of each of McAfee.com and Network Associates, that the 0.90 exchange ratio in the offer significantly undervalues the long-term value inherent in McAfee.com. The special committee based its belief on the following:

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McAfee.com is experiencing strong growth in its subscriber business due, in part, to its recently implemented automatic renewal model, expanding relationships with valuable distribution and marketing partners such as America Online, Inc. and Microsoft Corporation and launching innovative, next-generation products and services such as the McAfee.com SecurityCenter and SpamKiller.

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The significant decline in Network Associates’ business prospects due to the continuing decline in information technology spending for enterprise customers in contrast to the relative resilience of McAfee.com’s subscription-based revenue model for the consumer and small business markets.

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The assessment of McAfee.com’s senior management, after consultation with the special committee’s financial advisors and consideration of the financial analyses conducted by the special committee’s financial advisors, that McAfee.com’s business has significantly greater inherent value as an independent company than implied by the exchange ratio in the offer.

2.
The opinion of Morgan Stanley & Co. Incorporated, that Network Associates’ offer is inadequate from a financial point of view for the reasons that will be detailed in the Schedule 14D-9, which will be filed with the Securities and Exchange Commission on July 16, 2002.

3.
Since the commencement of the prior Network Associates exchange offer, McAfee.com’s stock has largely traded as a derivative of Network Associates’ stock price and the 0.78 exchange ratio contained in the prior offer rather than on its business fundamentals. As a result, McAfee.com’s stock price has been artificially depressed by Network Associates’ previous offer. Since the initial announcement of Network Associates’ intent to file an exchange offer on March 18, 2002, the stock price performance of McAfee.com’s comparable company universe has declined only 9%, while the comparable company universe for Network Associates is down approximately 37%, with Network Associates’ stock price down approximately 54%, as of July 15, 2002. Notwithstanding the premium originally offered by Network Associates, due to the previously described derivative relationship, McAfee.com’s stock price is down 30%. In addition, since

Network Associates withdrew its offer in late April, the mean of analysts earnings estimates for calendar year 2003 for Network Associates has decreased 11%, while for McAfee.com calendar year 2003 mean earnings estimates have increased 12%. On that basis, the Special Committee also viewed the offer as opportunistically timed by Network Associates to take advantage of the overhang on McAfee.com’s stock price caused by Network Associates’ prior offer rather than allowing McAfee.com’s stock price to trade freely and achieve an appropriate valuation, and then purchase McAfee.com at an appropriate premium.

4.
The resolution of the pending Securities and Exchange Commission investigation of Network Associates’ accounting practices could require further restatement of Network Associates’ prior financial statements and increase the cost of defending or resolving current stockholder litigation.

5.
The Special Committee does not have sufficient information to estimate the potential financial impact on McAfee.com that may arise from an audit agreed to by Network Associates in connection with certain disputes between McAfee.com and Network Associates about potential violations by Network Associates under the reseller agreement between them. Since this audit could result in financial adjustments to McAfee.com’s revenue which the Special Committee cannot currently estimate, McAfee.com’s public stockholders likewise do not have adequate information to determine the potential impact of the audit on the value of McAfee.com.

6.	Network Associates’ offer is highly conditional, which results in significant uncertainty that the offer will be consummated.

“The employees and management at McAfee.com have an outstanding track record of success and have shown their ability to simultaneously build the business at industry-leading growth rates, operate at high levels of profitability, and continue to gain market share from key competitors,” said special committee member Frank Gill. “The special committee is highly confident in both the near-term and long-term prospects for McAfee.com as a standalone company, and for these reasons, we believe that the current exchange offer significantly undervalues the long-term prospects of McAfee.com.”

McAfee.com has also retained Innisfree M&A Incorporated to assist it in connection with McAfee.com’s communications with its stockholders with respect to the offer.

Certain statements contained in this news release may constitute “forward-looking statements.” These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including projections of earnings; revenues, or other financial items; any statements of plans or strategies and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. More information about potential factors that could affect McAfee.com’s business and financial results can be found in McAfee.com’s Annual Report on Form 10-K filed with the SEC on March 25, 2002 and Quarterly Report on Form 10-Q filed with the SEC on May 15, 2002.

Notice for McAfee.com Stockholders and Interested Parties

This press release relates to Network Associates’ exchange offer commenced July 2, 2002. McAfee.com stockholders and other interested parties are urged to read McAfee.com’s Solicitation/Recommendation Statement on Schedule 14D-9, expected to be filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2002, as it may be amended from time to time, because it will contain important information. Stockholders of McAfee.com and other interested parties may obtain, free of charge, copies of McAfee.com’s Schedule 14D-9 and other documents filed by McAfee.com with the SEC at the SEC’s web site at www.sec.gov.

Each of these documents may also be obtained, free of charge, by contacting McAfee.com’s Investor Relations, 535 Oakmead Parkway, Sunnyvale, CA 94085, (408) 992-8100 or by logging on at www.mcafee.com.

About McAfee.com

McAfee.com Corporation is a world-leading provider of managed Web security, optimization and maintenance services. Using a patented system and process of delivering software through an Internet browser, McAfee.com has redefined how software is developed, delivered and experienced by PC users at home and at work, virtually eliminating the need to install, configure and manage the technology on a local PC or network. McAfee.com hosts software application services on its vast technology infrastructure and provides these services to users online through its Web site www.mcafee.com. McAfee.com has signed up more than two million subscriptions, making it one of the largest paid subscription sites on the Internet.

For more information, contact McAfee.com at 408-992-8100 or visit http://www.mcafee.com.

NOTE: McAfee is a registered trademark of Networks Associates, Inc. and/or its affiliates in the U.S. and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

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